UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
----------------------------------------------------------x
THE ZEMEL FAMILY TRUST, on behalf of itself and a          )
class of persons similarly situated,                       ) 00 CV 4738 (MGC)
                                                           )
                                   Plaintiff,              )
                                                           )     AMENDED
         - against -                                       )     CLASS ACTION
                                                           )     COMPLAINT
PHILIPS INTERNATIONAL REALTY CORP., PHILIP                 )
PILEVSKY, LOUIS J. PETRA, SHEILA LEVINE, ELISE             )
JAFFE, ROBERT S. GRIMES, ARNOLD S. PENNER,                 )     JURY DEMANDED
and ATTILIO F. PETROCELLI,                                 )
                                               Defendants. )
                                                           )
-----------------------------------------------------------x


         Plaintiff, the Zemel Family Trust, as and for its complaint, alleges upon information and belief, based upon the investigation of its counsel, including but not limited to a review and analysis of publicly available documents, limited discovery, an evidentiary hearing held on November 6 and 9, 2000 (the "Hearing"), and discussions with potential witnesses, except for paragraphs 17 through 20, which are alleged upon personal knowledge, as follows:

                                 NATURE OF CASE

         1. This is a class action brought on behalf of all record holders of the shares of Philips International Realty Corp. ("Philips" or the "Company") as of August 15, 2000 or their successors-in-interest, except for the defendants and any firm, person, trust, corporation, or other entity related to or affiliated with any of the defendants (the "Class").

         2. This action arises from Philips' liquidation (the "Plan of Liquidation" or the "Liquidation") which was crafted in violation of the individual defendants' (the "Director Defendants") fiduciary obligations to the Class, and the solicitation of shareholder approval of the Liquidation through a materially false and misleading proxy dated September 8, 2000 (the "Proxy").

         3. Specifically, the Liquidation violated the Director Defendants' fiduciary obligations in at least the following ways:

         (a) the process by which the Plan of Liquidation was arrived at was infected with conflicts of interest arising from the tax problems of the Unitholders (defined below) of the Operating Partnership (defined below), including those of defendant Philip Pilevsky ("Pilevsky"), his family members, including his sister Sheila Levine ("Levine"), his father, his brother and their friends, colleagues and affiliates (the "Pilevsky Group") whose interests were placed ahead of the interests of Class members;

         (b) many of the "advisors" involved in the negotiation and crafting of the Plan of Liquidation were beset by disabling conflicts of interest and placed the Pilevsky Group's interests above those of the Class members;

         (c) the few corporate formalities claimed to have been instituted to protect the Class' interests from the conflicts of interest inherent in the process leading to the Liquidation, were insufficient;

         (d) as a result, the prices which the Pilevsky Group paid for certain properties in the Liquidation were inadequate, and other potential purchasers for certain of the Company's properties were not pursued.

         4. By failing to adequately protect and consider the interests of the Class, failing to adequately inform themselves as to the market for certain of Philip's properties, and selling certain of Philip's properties to the Pilevsky Group at highly inadequate prices, the Director Defendants failed to act in good faith and with ordinary care, and in a manner which they

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reasonably believed to be in the best interests of Philips and the Class, in violation of their fiduciary obligations under applicable Maryland law.

         5. The record also established that the Proxy, pursuant to which shareholder approval of the Liquidation was sought and obtained, was materially false and misleading in the following respects:

         (a) it contained a misleading discussion and description of the role of the special committee and the process leading to the Liquidation, which gave the Class the misleading impression that its interests were adequately protected and that all reasonable alternatives were pursued;

         (b) it contained a misleading "fairness opinion" by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan");

         (c) it contained a misleading recommendation of the Liquidation by Philips' Board of Directors (the "Board") that the Liquidation was in the Class' best interest when there was no basis for that statement;

         (d) it failed to disclose that Prudential Securities, Inc. ("Prudential") had conflicts of interests and a direct pecuniary interest in the Liquidation and therefore could not have properly participated in the process leading to the Liquidation;

         (e) it failed to disclose that the Pilevsky Group was paying an inadequate price for the Hialeah, Florida group of properties ("Hialeah" or "Hialeah Properties"), the property located at Third Avenue and 86th Street in Manhattan (the "Third Avenue Property" or "Third Avenue"), and the property located in Lake Worth, Florida ("Lake Worth"), and that interested bidders for various portions of Philips' portfolio (the "Properties") were not adequately pursued;

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         (f) it misleadingly indicated that Class members will receive the same consideration as Unitholders, and particularly, members of the Pilevsky Group, when, in fact, the Pilevsky Group will or have received millions more in consideration under the Liquidation; and

         (g) there is a substantial likelihood the Class members will ultimately receive less than $18.25 per share.

         6. As a result of the false and misleading statements and omissions of material facts in the Proxy, the Liquidation was approved by approximately 80% Philips' shareholders at an October 10, 2000 shareholder meeting.

         7. On about December 21, 2000, the first portion of the liquidating distribution equal to $13.00 per share was paid.

         8. The Plan of Liquidation consists of three segments upon which Class members were asked to vote:

         (a) the sale of Philips' single most valuable asset, Hialeah, and two significant "development assets," Lake Worth and Third Avenue, to the Pilevsky Group (the "Pilevsky Group Segment");

         (b) the sale of eight of Philips' shopping center assets to Kimco Income Operating Partnership, L.P. ("Kimco"), in exchange for which the Pilevsky Group will receive a special tax deferred security (the "Current Kimco Transaction"), while the Class receives cash; and

         (c) the marketing of seven K-mart anchored properties (the "K-mart Portfolio"), which has not yet occurred, and upon which Class members were asked to vote without knowing the prices at which or time frames in which such properties will be sold ("the K-mart Segment").

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         9. In order to facilitate the Liquidation and to pay down outstanding debt owed to Prudential, effectively the fourth segment of the Liquidation, involving the sale to Kimco of seven additional shopping centers, was effected and closed in July 2000, without a shareholder vote.

         10. By way of the Plan of Liquidation, Class members may, but are not guaranteed, to receive gross cash consideration equal to $18.25 per share, while sustaining the loss of quarterly dividends for at least two to three quarters.

         11. The Class members will be subject to the risk and expense of the marketing and sale of the K-mart Portfolio, will be caused to absorb the total cost of the Liquidation, and will have been deprived of millions of dollars in consideration from the sale of Hialeah and Third Avenue, among other properties.

         12. In contrast, the Liquidation was structured so that the Pilevsky Group (1) will not absorb the risk and expense of the sale and marketing of the K-mart Portfolio; (2) will retain both direct and indirect ownership interests in certain of the Company's most significant properties, including obtaining a preferred security from Kimco which will provide it with a significant cumulative distribution; (3) will not suffer significant adverse tax consequences from the sale of Philips' properties; (4) will not absorb its share of expenses of the Liquidation; (5) will get immediate distributions from the properties being purchased; and (6) will have obtained millions of dollars in properties at bargain prices.

                                  JURISDICTION

         13. This Court has jurisdiction over the subject matter of this action pursuant to 28 U.S.C. ss.1331, governing federal question jurisdiction, Section 27 of the Securities Exchange

Act of 1934 (the "Exchange Act"), 15 U.S.C. ss. 78aa, as amended, and the principles of supplemental and pendant jurisdiction.

         14. Plaintiff brings claims pursuant to Section 14(a) and 20(a) of the Exchange Act, 15 U.S.C. ss.ss.78n(a) and 78t(a), and the rules promulgated thereunder, and under the laws of the state of Maryland.

         15. This Court has personal jurisdiction over the defendants because:
(a) this is the jurisdiction in which the Company maintains its principal place of business and the Director Defendants do business; (2) it is thus the place where Philip's business took place; and (3) where, in significant part, the tortious acts and circumstances giving rise to the claims alleged here occurred.

         16. Venue is proper in this judicial district under 28 U.S.C.ss.1391 as this is the judicial district in which a substantial part of the events or omissions giving rise to the claims occurred.


                                     PARTIES

         17. Plaintiff, the Zemel Family Trust (the "Trust"), has at all relevant times been a shareholder of Philips.

         18. The Trust purchased 2,000 shares of Philips stock on April 19, 2000 for between $16.50 and $16.60 per share. At the time the Trust made these purchases, it was unaware that Philips had announced that it intended to liquidate, and therefore, did not buy the shares for that purpose.

         19. Rather, it purchased Philips' stock based upon the fact that the stock was undervalued and had a high yield.

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         20. The Trust voted against the Liquidation after one of its co-trustees, Barry Zemel, read sections of the Proxy.

         21. Defendant, Philip Pilevsky. is the chairman of Philip's board of directors and the founder of Philips and is a minority shareholder of Philips.

         22. At relevant times, Pilevsky (and Levine) have maintained control over Philips, its business and management, although they have been minority shareholders of both Philips and the Operating Partnership (defined below).

         23. Defendant, Philips, is a Maryland incorporated, self-administered umbrella real estate investment trust ("REIT" or "UPREIT"), whose principal place of business is in New York City.

         24. At the time of the Liquidation, Philips' portfolio consisted of approximately twenty-six shopping centers and shopping center properties for redevelopment.

         25. As an UPREIT, Philips is "clipped" to Philips International Realty, L.P., a limited partnership which holds titles to and operates its shopping center properties (the "Operating Partnership").

         26. The unitholders of the Operating Partnership consist of members of the Pilevsky family, and business associates of Pilevsky, who were provided with the opportunity to invest in the Operating Partnership because of their familial or business relationships with Pilevsky (the "Unitholders").

         27. The Unitholders hold 25% of the Operating Partnerships' Units and therefore are minority holders in the Operating Partnership.

         28. Philips is the general partner of the Operating Partnership, and holds 75% of the "implied units" of the Operating Partnership, making it the Operating Partnership's majority Unitholder.

         29. Philips stock is traded on the New York Stock Exchange. However, the market for Philips' stock is illiquid, with the average daily trading of Philips stock at about 14,000 shares per day.

         30. Defendant Sheila Levine is Philips' chief operating officer, a member of the Pilevsky Group, and a director of the Company. Levine oversees the daily operations of the Company and the Company's property development, and was one of the founders of the entities which eventually comprised Philips. Her husband, Jeffrey Levine, an accountant with the firm of Chasen & Levine, provides tax and structuring work to Philips.

         31. Defendant Louis J. Petra ("Petra") is the Company's president and a director, and was Kimco Realty Corporation's ("Kimco Realty") chief financial officer prior to joining Philips. At Philips' formation, Petra entered into a significant employment contract which provides that upon Petra's termination, he will receive significant remuneration.

         32. Defendants Elise Jaffe ("Jaffe"), Arnold J. Penner ("Penner"), Attilio F. Petrocelli ("Petrocelli") and Robert S. Grimes ("Grimes") were the purported outside directors of the Company.

         33. Each "outside" director was hand chosen to sit on the Board by Pilevsky because of his or her current business or personal dealings with Pilevsky.

         34. Pilevsky chose to put Petrocelli on the Board because he was a well-known real estate executive from whom Pilevsky had obtained real estate financing.

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         35. Pilevsky chose to put Jaffe on the Board because she was an executive of Dress Barn, Inc., a large clothing retailer which maintains stores in Pilevsky-controlled shopping centers.

         36. Grimes was an investment banker whose wife's family owns the Reise Organization, a company which owns many fast food establishments found in malls and food courts, including Pizza Hut and Roy Rogers.

         37. Penner was placed on the Board because he was both an executive who worked with Petrocelli and because he had been engaged in real estate deals with Pilevsky.

         38. No member of the Company's Board was independent of Pilevsky or the Pilevsky Group's control.

         39. Although the Unitholders have interests which conflict with the Class' interests, Philips did not have management separate from the Operating Partnerships' management, nor was any distinction made between the management of Philips and the Operating Partnership.

                                CLASS ALLEGATIONS

         40. Plaintiff brings this action individually and as a class action pursuant to Federal Rule of Civil Procedure 23(a) and Rule 23(b)(3), on behalf of the Class defined in paragraph 1 above.

         41. This action is properly maintainable as a class action for the following reasons:

         (a) The class of shareholders for whose benefit this action is brought is so numerous that joinder of all members is impracticable. As of August 15, 2000, there were 7,200,000 shares of Philips stock outstanding held by over 1200 shareholders of record scattered throughout the United States. Approximately 50 of those shareholders are institutional investors.

The exact number of shareholders can be determined through the books and records of the Company.

         (b) There are questions of law and fact which are common to members of the Class, including, inter alia, the following:

             (i) whether the defendants engaged in a plan and scheme to violate Maryland law or otherwise breach their fiduciary obligations to the Class;

             (ii) whether defendants disseminated a false and misleading Proxy;

and

             (iii) whether plaintiff and the other members of the Class were damaged by the conduct and transactions complained of herein.

         (c) This is not an action brought on behalf of all shareholders of Philips, but on behalf of 75% of Philips' shareholders, and therefore, all claims asserted in this action are properly brought on a class basis, rather than on a derivative basis.

         42. Plaintiff is committed to prosecuting this action, as has already been demonstrated by one of the Trust's co-trustees, Barry Zemel, through his participation in expedited discovery, including his production of over three thousand pages of documents, and his voluntary appearance in New York for a five hour deposition.

         43. Plaintiff has retained competent counsel with considerable experience in the prosecution of class actions and federal securities law claims, as has already been demonstrated by the diligent work performed by Class counsel.

         44. Approval of the Plan of Liquidation was solicited through the same false and misleading Proxy disseminated to all Class members and all Class members failed to receive adequate consideration for their equity holdings in Philips, and had their interests compromised because the Pilevsky Group's interests were considered above the Class' interests.

         45. Therefore, the Trust's claims are typical of the claims of other Class members since the questions of liability are common to all Class members.

         46. Plaintiff does not have any interests antagonistic to those of the Class, including the institutional shareholders, which constitute a portion of the Class.

         47. For the most part, Philips' institutional holders have fairly small holdings of Philips' stock, with 23% of Philips' institutional shareholdings held by only two institutional holders, La Salle Investment Management and Heitman/PRA Securities.

         48. Thus, these institutional holders are effectively in the same position as other Class members.

         49. Accordingly, the Trust is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

         50. Because there are questions of law and fact common to all Class members, a Class action is a superior method for adjudicating the claims.


                             SUBSTANTIVE ALLEGATIONS

Formation of Philips

         51. The Pilevsky family has been involved in the operation of shopping centers for at least the last two decades.

         52. In late 1997, Pilevsky determined to form Philips, an UPREIT, in order to increase the liquidity of the Pilevsky family's holdings, to gain greater access to capital, to defer capital gains and to avoid certain guaranties and assumed indebtedness on particular pieces of property which the Pilevsky family contributed to Philips.

         53. Philips was also formed in order that the Pilevsky Group could engage in debt financing for particular properties, which it could not otherwise do, and so that a management company owned and controlled by Pilevsky could earn fees through the management of the properties.

         54. Philips was formed in significant part through the contribution of approximately ten properties by the Pilevsky family and their business partners to the Operating Partnership, including one of Philips' most significant assets, four contiguous shopping centers located in the "Palm Springs Mile" area of Hialeah, Florida.

         55. In order that the exchange be tax free, in exchange for this contribution, the Pilevsky Group received units in the Operating Partnership ("Units").

         56. By exchanging these ten properties for Units, Pilevsky was able to avoid a tax liability on an approximately $50,000,000 to $60,000,000 gain which he would have incurred had these properties been sold for cash.

         57. As a result of Pilevsky's tax free or "like kind" exchange, the Pilevsky Group never stepped up its tax basis in these contributed properties or their Units, and thus, remained subject to a significant tax liability in the event of a cash sale of the properties.

The Formation of Philips Gives Rise to A Conflict

         58. Philips completed its initial public offering ("IPO") in May 1998, selling 7,200,000 shares of stock at $17.50 per share and raising approximately $113,000,000 in proceeds.

         59. Because of their substantially different tax positions, the Unitholders of the Operating Partnership, including the Pilevsky Group, had interests which conflicted with those of

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Philips' shareholders in any liquidation or other transaction involving the disposition of the properties which the Pilevsky Group contributed to Philips.

         60. In such an asset disposition, the Unitholders were primarily interested in avoiding a tax gain and/or receiving a tax deferred security, whereas Philips' shareholders and Class members were primarily interested in a transaction in which they received maximum value for their shares.

         61. Because the Unitholders constituted a minority of the Operating Partnership and would have held a minority of Philips' common shares if they converted their Units for common shares, in a conflict situation with the common shareholders, their interests should not have been considered paramount or above those of the Class.

         62. Nonetheless, a primary goal in structuring a "strategic alternative" for Philips in mid-2000, was to structure a transaction which was "tax efficient" for the Unitholders.

         63. Consequently, in any consideration of "strategic alternatives" and in structuring the Liquidation, alternatives which could have yielded greater consideration to the Class, but were not "tax efficient" for the Pilevsky Group, were disfavored or not considered.

Pilevsky Uses Philips to Improve His Properties

         64. During its two year life, Philips was run for the benefit of Pilevsky, his family and their affiliates who used Philips' monies to develop Pilevsky's properties, and to acquire new development opportunities which are now passing to the Pilevsky Group.

Hialeah

         65. As part of Philips' formation, the Pilevsky Group contributed the four shopping centers located in Hialeah, Florida originally purchased by the Pilevsky Group in 1985, and successfully run since that time.

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         66. Over the past two years, Pilevsky used monies raised through
Philips' formation to develop over 30,000 square feet of new shopping center space, open new stores, and purchase properties adjacent to Hialeah.

         67. For instance, Pilevsky used at least $1,350,000 of Philips' money to purchase at least one parcel of development property adjacent to the Hialeah properties, which was never disclosed in the Proxy and for which the stockholders were never compensated.

         68. As a consequence of the Liquidation, the Pilevsky Group has been able to increase the debt on Hialeah in order to avoid any tax liability and has been able to obtain financing at advantageous terms from Prudential, while obtaining an improved property for over $10,000,000 to $20,000,000 less than its true value.

Third Avenue

         69. In about 1998, Pilevsky engaged in a series of machinations with Israeli businessmen and owners of the Wings jeans stores (the "Wings Group") to secure an interest in retail/residential property located at Third Avenue between 85th and 86th Street in the Upper East Side of Manhattan.

         70. The Third Avenue Property was originally owned by members of the Sturman family, some of whom were forced into involuntary bankruptcy in the early 1990s.

         71. Sometime in late 1997 or early 1998, Judge Prudence Carter Beatty caused the property to be auctioned in a fire sale at a depressed price, and it was subsequently purchased by the Wings Group and Donna Sturman, the daughter of the original owner of Third Avenue.

         72. Sometime in 1998, after befriending Sturman, the Wings Group and Pilevsky were able to squeeze out Sturman, and Pilevsky was able to obtain a 50% non-controlling interest in the property for about $3,200,000.

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         73. Because Pilevsky could not directly purchase the Third Avenue
Property due to restrictions on his ability to compete with Philips in the retail sector, he instead caused Philips to purchase the 50% interest, although he intended all along to repurchase it after the property had been substantially vacated.

         74. As a Confidential Offering Memorandum prepared by Prudential in November 1999 (the "Confidential Offering Memo") explains, Third Avenue is "currently underutilized offering the potential to fully redevelop the property taking advantage of significant 'as of right' development opportunities."

         75. The Confidential Offering Memo further explains that Third Avenue's "highest and best use for the property would be to fully redevelop the site (at 12 times FAR maximum) into a high-rise, luxury residential/ condominium with one or more levels of retail space."

         76. At the time Philips purchased the Third Avenue Property, its approximately 61 residential units were in the process of being vacated in order to clear the way for the development of a luxury condominium development.

         77. Over Philips' two year life, Pilevsky used Philips to position Third Avenue for a major redevelopment by causing Philips to sustain losses from the property while it was in the process of being vacated.

         78. Pilevsky also caused Philips to contribute additional monies to Third Avenue Property for a total contribution of $17,200,000, which was financed with a $10,000,000 first mortgage loan.

         79. Now that the property is virtually vacant, and construction has commenced, Pilevsky is purchasing it from Philips at less than its replacement cost.

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         80. In return, Philips' shareholders will only receive back their investment in the Third Avenue Property.

         81. Conservative estimates based upon comparable properties in New York City and filings in bankruptcy court place the true value of Third Avenue in the range of $25,000,000 to $60,000,000.

The K-mart Portfolio

         82. In about 1992 or 1993, Pilevsky entered into a limited partnership with certain Japanese investors for the purchase of nine shopping centers anchored by K-mart stores.

         83. Given that and the decline in the Japanese economy, sometime in 1998 and 1999, the Japanese investors wanted desperately to get out of their investment.

         84. Despite the fact that K-mart was in significant financial difficulty and that two of the shopping centers were "dark" (the K-marts had closed), Pilevsky caused Philips to "bail out" the Japanese investors from the portfolio.

         85. In the Liquidation, Kimco is purchasing the two most valuable K-marts shopping centers but refused to purchase the remainder because it wanted to limit its exposure to K-mart.

         86. Most of the other bidders, including the Pilevsky Group, were not interested in purchasing the K-mart Portfolio because of K-mart's waning financial condition.

         87. Consequently, Pilevsky has structured the Liquidation so that he will not sustain any of the risks attendant to the selling and marketing of the K-Mart Portfolio, while imposing the risks of selling and marketing these less desirable properties upon the Class.

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Pilevsky Determines to Liquidate Philips

         88. During Philips' two year life, the price of its stock was kept artificially low and below the fair market value of the properties enabling any current purchaser of the Philips' shares to realize significant gain.

         89. As the Company stated in the Confidential Offering Memo, the properties' average annualized base rent was approximately 24% below current market rental rates, thereby offering an opportunity to any purchaser to grow revenues.

         90. The Confidential Offering Memo further indicated that the anchor store leases were estimated to be 30% below their current market rental rates, which the Company believed could be increased.

         91. Rather than taking steps to increase the value of the properties, and concomitantly, Philip's stock price, in mid-1999, only one and one half years after going public, defendants started considering "strategic alternatives" involving the change of control of the Company purportedly to enhance stockholder value.

         92. As the first step to exploring these "strategic alternatives," defendants purportedly asked Prudential to thoroughly investigate "strategic alternatives" for Philips.

         93. Prudential had already conducted significant real estate financing work for Pilevsky and, thus, was beset with a conflict of interest disabling it from advising the Company and the Class.

         94. Nonetheless, after purportedly "orally" advising Philips' Board about "strategic alternatives," Prudential and the Company entered into an engagement evidence by a letter dated October 12, 1999 (the "Prudential Engagement Letter").

         95. The Prudential Engagement Letter made clear that the scope of Prudential's engagement was limited to finding potential bidders for a change of control transaction.

         96. Prudential was never engaged to consider all possible "strategic alternatives," or to consider any alternative which did not involve a change of control of the entire Company, such as keeping the Company independent.

         97. By a press release dated October 13, 1999, the Company announced that it had retained Prudential to assist it in examining "strategic alternatives" to maximize shareholder value.

         98. The press release did not invite bidders to submit proposals, nor did it give potential interested bidders any indication that the Company was considering selling individual properties.

         99. In anticipation of questions regarding their "strategic alternatives" announcement, Prudential wrote a memorandum dated October 12, 1999 directing potential responses to inquiries by various constituencies.

         100. In accordance with the memorandum, the Company adopted the policy not to publicly disclose the Company's belief as to "fair value" of the Company.

         101. The Company also adopted a policy of not disclosing critical information to its shareholders regarding the properties and the potential profit in the purchase of such properties, or that the Unitholders' tax situation would be a primary goal in structuring a transaction.

         102. In accordance with the memorandum, however, the Company advised inquiring Unitholders that "our goal would be to do [a strategic transaction] through a tax-deferred structure to preserve each unitholders tax position."

         103. Moreover, the Company informed potential purchasers of the tremendous internal growth potential regarding certain of the properties, including Third Avenue.

         104. As advised in the memorandum, defendants also told potential purchasers that the Company's stock was trading significantly below the fair market values of the properties.

         105. None of these representations were made to Class members.

         106. On or about November 8, 1999, Prudential prepared a package including the Confidential Offering Memo and a cover letter, to solicit bids for the Company's acquisition.

         107. The cover letter specifically stated that Prudential was soliciting "preliminary, non-binding indication[s] of interest to acquire the Company" (emphasis added).

         108. The cover letter further stated that the "Company, in coordination with Prudential Securities, contemplates soliciting a limited number of interested parties to conduct due diligence . . . ." (emphasis added).

         109. Nothing in the cover letter indicated to potential purchasers that the Company or Prudential would consider bids or offers for only portions of the portfolio, for any of the individual properties, or any other alternative to an acquisition.

         110. Prudential and Petra prepared the Confidential Offering Memo, which contained material property level information which was not contained in the Proxy, such as the location, the percentage occupancy, the rents and the major tenants of each of its shopping center properties.

         111. In November 1999, Prudential "shopped" the Company to about 25 potential purchasers who had been chosen by Pilevsky and Petra.

         112. Prudential was told to contact entities that would take into account the Pilevsky tax situation, thereby limiting the scope and number of alternatives considered to purchasers who could and would offer Unitholders a tax deferred security.

Kimco is Chosen

         113. After the October 13, 1999 "strategic alternatives" announcement, Petra contacted top executives at Kimco with whom he used to work to tell them that Prudential was going to call Kimco about making an offer.

         114. Petra indicated to Kimco executives that one of the goals of Philips was to have a "tax efficient" transaction for the Unitholders.

         115. According to a December 15, 1999 presentation book created by Prudential, by December 1999, the following four entities offered to purchase all or a portion of the Company's portfolio: CenterInvest Acquisition IV, LLC, DRA Advisors, Inc., Heritage Property Investment Trust Inc. and Kimco Realty.

         116. Three of the offers were for all cash, which would have resulted in a substantial tax gain for the Pilevsky Group.

         117. Because it had been "tipped" in advance by Petra that Pilevsky wanted a tax deferred security, Kimco Realty was the only entity who offered a tax deferred security as part of its proposal.

         118. Kimco's initial offer was equivalent to $17.00 per share for all the properties except the redevelopment properties (Third Avenue and Lake Worth), about the same price at which the Company was trading at the time.

         119. This was almost $3.00 per share less net asset value calculation of $20.77 per share which Petra had performed only two months earlier.

         120. It was also below the $19.00 per share liquidation analysis performed by Petra in January 2000.

         121. Thus, Petra believed that when the Company received the initial Kimco offer, the Company "could do better."

         122. Nonetheless, Petra did not push Prudential to follow up with the other bidders who had expressed interest in purchasing some or all of Philips' assets, much less direct Prudential to attempt to negotiate a better deal with any of these entities.

         123. Instead, as early drafts of the Proxy reveal, defendants rejected the other entities because these entities were offering less than net asset value of $21.00 per share and the Board determined to pursue a transaction with Kimco.

         124. On about December 21, 1999, the Board caused the Company to enter into an agreement giving Kimco an exclusive right until February 1, 2000, to perform due diligence in order to finalize its offer, while the Company agreed to a non-solicitation clause preventing it from soliciting other bids during the same period.

         125. Kimco did not conduct "formal" due diligence, however, and would not start to conduct "formal" due diligence until April 28, 2000, after the terms of the Liquidation were completely negotiated, final agreements were being drafted and Houlihan had already opined upon the "fairness" of the liquidation.

         126. Sometime between December 21, 2000 and December 25, 2000, before the expiration of the exclusivity period between Kimco and Philips, Kimco informed Philips that it was not interested in purchasing Hialeah.

         127. On December 28, 1999, DRA, made an unsolicited cash bid for Hialeah for $115,000,000.

         128. Because the DRA proposal was premised upon due diligence, a typical requirement in such offers, including Kimco's offer, no counter-offer was ever made and the offer was not pursued.

         129. Moreover, even though the DRA bid was unsolicited and for property which Kimco had informed the Company it did not want to purchase, Petra failed to pursue it under the guise that doing so would have been a violation of the exclusivity agreement with Kimco.

         130. Because of the exclusivity agreement between Kimco and Philips, and the no-shop provision contained therein, Philips failed to consider the DRA proposal for Hialeah or re-shop the properties that Kimco did not want to purchase, thereby preventing the Director Defendants from making an informed decision about the market and true prices of those properties.

Pilevsky Determines to Purchase Properties

         131. In a private meeting in late 1999, before the expiration of Kimco's exclusivity period, Pilevsky indicated to Petra that he would purchase some of the Company's properties, including Hialeah, and discussed with Petra the price which he would pay for Hialeah.

         132. Sometime in January 2000, Petra, who is not a certified appraiser, unilaterally determined how much Pilevsky would be required to pay for Hialeah, and Pilevsky accepted that number without negotiation by the Board or any special committee.

         133. That this price was set without participation of a special committee was subsequently confirmed in Houlihan's due diligence notes, in which Houlihan noted that the Hialeah deal was negotiated between Petra and Pilevsky and that "there was no special committee formed."

         134. At the January 19, 2000 meeting of the Board of Directors, Pilevsky announced to the Board that he was interested in purchasing some of the assets in which Kimco did not have any interest: Hialeah, Third Avenue and Lake Worth, in exchange for the redemption of his Units.

         135. At the January 19, 2000 Board Meeting, as "window dressing," the defendants discussed the formation of a special committee to consider Pilevsky's proposal, although Petra and Pilevsky had already determined the matter.

The Special Committee

         136. The special committee, consisting of the Company's "independent directors", met twice: once at the end of the April 13, 2000 Board Meeting and on April 17, 2000.

         137. No minutes of the April 13, 2000 gathering were prepared.

         138. The special committee never participated in nor did it negotiate a higher purchase price for any of the three properties which the Pilevsky Group sought to purchase, but rather "rubber stamped" the deal struck by Petra and Pilevsky.

         139. Given its "rubber stamp" role, the special committee never engaged nor undertook to retain its own counsel or investment advisor to help negotiate with the Pilevsky Group.

         140. Rather, Pilevsky's attorney of the past ten years, Jonathan Bernstein, formerly of Dryer & Traub and presently of Pryor Cashman Sherman & Flynn LLP ("Pryor Cashman") (counsel for defendants in this action) acted as both the Company's and the Unitholders' counsel during the negotiation and structuring of the Liquidation.

         141. Pilevsky's business financial advisor, Prudential, who was involved with him in the formation of Philips and received preferred stock as a result of that engagement, and is currently engaged in refinancing certain of Philips' properties in order to aid Pilevsky's tax situation, represented the Company and advised its Board with regard to "strategic alternatives" and the "shopping" of the Company.

         142. Virtually all the decisions about the Liquidation were made by Petra, Pilevsky, and Pilevsky's counsel and investment advisor.

         143. On February 1, 2000, Kimco's exclusivity agreement expired.

         144. There was no effort by the special committee or the Board as a whole to shop any portion of the portfolio, although Philips was free to do so.

Houlihan Is Retained

         145. In April 2000, after the Liquidation had been structured and final contracts were being drafted, Houlihan was engaged to provide a fairness opinion regarding the Pilevsky Group Segment of the Liquidation, and the Liquidation as a whole, to both the shareholders and Unitholders.

         146. In about mid-April 2000, Houlihan prepared a fairness opinion despite the fact that it never definitively determined how much consideration per share the shareholders would ultimately receive.

         147. Because Kimco did not commence due diligence until after a final agreement was negotiated in April 2000, Houlihan prepared its first fairness opinion while Kimco was still engaged in due diligence and thus, before Kimco had definitively determined the amount of the consideration it was offering.

         148. In fact, after Houlihan presented its "fairness opinion to the entire board on April 13, 2000," Kimco reduced its offer.

         149. Notwithstanding the several million dollar reduction in the offering price, defendants proceeded with the transaction with Kimco rather than re-shop the deal.

Prudential's Conflict

         150. Immediately prior to the Liquidation, Prudential engaged in a refinancing in order to encumber the Hialeah Properties being purchased by the Pilevsky Group, so that the Pilevsky Group could avoid a gain and the ensuing liability on this property.

         151. Petra admitted that he had discussions concerning the refinancing as early as November 1999.

         152. Prudential is also financing Pilevsky's purchase of Hialeah.

         153. Despite this disabling conflict, Prudential acted as the investment advisor for both the Company and the Unitholders throughout the process leading to the Liquidation.

         154. Prudential's conflict of interest and Prudential's material relationship with Pilevsky were not disclosed in the Proxy.

         155. Defendants intentionally completed the debt refinancing with Prudential before dissemination of the Proxy so that they could avoid disclosing it.

The Structure and Timing of the Liquidation

         156. The Liquidation involves four segments, and has been crafted so that: (a) the Pilevsky Group does not incur a significant tax burden; (b) the Pilevsky Group does not incur any portion of the over $13,000,000 in transaction costs; (c) the Pilevsky Group does not sustain any of the risk of marketing the remainder of the K-mart Portfolio; (d) the Pilevsky Group maintains an equity interest in certain of the shopping centers being sold to Kimco; and (e) the Pilevsky Group is able to obtain some of Philips' best properties at inadequate prices.

         157. The first segment of the Liquidation involves the sale of seven shopping center properties purchased by Philips since its IPO.

         158. Because the Pilevsky Group will not incur an unusually high tax liability upon the cash sale of those recently obtained properties, they were sold to Kimco for approximately $51,971,000 in cash and $16,354,000 in assumed indebtedness.

         159. That portion of the Liquidation closed in July 2000 without a shareholder vote despite the fact that it is part of the Liquidation.

         160. The cash proceeds of that segment were or will be used to pay down the Prudential line of credit, giving Prudential a direct pecuniary interest in the Liquidation.

         161. The second segment, which closed on December 5, 2000, was the Pilevsky Group Segment involving Pilevsky's purchase of the Hialeah, Lake Worth and Third Avenue Properties.

         162. By closing this segment second immediately upon the completion of the shareholder vote, the Pilevsky Group avoided incurring any risk attendant to the marketing of the K-mart Properties and will not absorb any of the $13,000,000 in transaction costs.

         163. In this segment, the Pilevsky Group primarily engaged in a tax free exchange involving the redemption or cancellation of its Units and the payment of some cash.

         164. In exchange for the properties to be "purchased" by the Pilevsky Group, the Pilevsky Group received properties worth far more than the $131,000,000 which they are allegedly paying.

         165. As part of the Liquidation, the purchase price of the Third Avenue Property will be adjusted at the time of the closing of the Current Kimco Transaction and the Pilevsky Group Segment, so that the value per Unit which the Pilevsky Group is redeeming in that segment will purportedly be equal to the $18.25 per share which it is anticipated Class members will eventually receive.

         166. This "adjustment" mechanism, however, is based only upon an estimate of the per share cash distribution Class members are supposed to receive and could result in Pilevsky receiving greater consideration for his Units than the Class will receive for its shares.

         167. Although Pilevsky is guaranteed to receive credit for his Units at $18.25 per share, the Class members' consideration may be reduced: (1) if all of the K-Mart Properties are not sold; (2) if the K-mart Properties are sold for less than $41,900,000; (3) the time value of the Class' money is taken into account since the Class will not receive the second portion of its liquidating distribution until some time in 2001; (4) the costs of the Liquidation; and (5) the termination of two to three quarters of quarterly distributions.

         168. The Current Kimco Transaction involves the sale to Kimco of most of those properties which Pilevsky originally contributed to Philips at its IPO, and thus, properties upon which Pilevsky would have sustained a tax liability in the event of an all cash sale.

         169. In this transaction, Pilevsky and certain other Unitholders have the option to receive limited partnership units known as preferred units in KIR Operating Partnership, L.P. ("KIROP"), rather than receiving cash for that portion of the consideration which they would have otherwise received as Unitholders.

         170. This will be virtually tax free for Pilevsky because he will be receiving new preferred units in KIROP.

         171. The preferred units will have a cumulative preferred rate of return per annum of 8.25% of the imputed equity value of the preferred units, payable quarterly, and will provide holders with the right to a 10 year put which will allow the holders to "put" their the units to Kimco for cash, plus cumulative preferred returns.

         172. In return, Kimco agreed not to take any steps which would accelerate any tax recognition for the participating members of the Pilevsky Group for a period of five years.

         173. The total amount of consideration to be paid in the Current Kimco Transaction is $137,575,000 for eight shopping centers.

         174. The Current Kimco Transaction provides the Pilevsky Group with (a) significant tax savings; (b) a continuing interest in and the ability to take advantage of the upside potential in these properties; and (c) and a cumulative preferred return.

         175. Once the Pilevsky Group and Current Kimco Transactions are completed, and the Unitholders' Units have been redeemed, Philips will market the K-mart Portfolio over time in what amounts to the last segment of the Liquidation.

         176. Class members will bear the risk of marketing the K-mart Portfolio, and have not been told when they can expect a final liquidating distribution.

Suspension of Distributions

         177. Class members are likely to eventually receive less than $18.25 per share in total consideration.

         178. This is particularly true because defendants suspended the Company's quarterly dividend, at an average rate of $.37 per share, during the third quarter of 2000.

         179. By the time that the K-mart Portfolio is marketed and sold, and Philips is completely liquidated, Class members will have likely missed at least two to three quarters of dividends.

         180. Thus, assuming Class members miss only three quarters of dividends, they will be deprived of approximately $1.11 per share, which would otherwise have been distributed and which is being retained for use to defray the costs of the Liquidation.

         181. Should Class members eventually receive the entire $18.25 per share, the effective consideration which will be received is over $1.00 less due to the suspended dividend.

         182. The Confidential Offering Memo explains this, stating: "[t]he public shareholders of the Company are expected to receive an estimated $18.50 [reduced to $18.25 when Kimco reduced its offer] per share of Common Stock upon the Company's liquidation, subject to adjustment, to the Reserve and to any claims made by Kimco after the closing of the Purchase and Sale Transaction and Asset Contribution Transaction for breach of any representations and warranties under the Asset Contribution Agreement (as hereinafter defined)."

         183. The Confidential Offering Memo further explains, "[a]chievement of the $18.50 [before Kimco reduced its offer] estimate is also dependent upon the price received for Other Property Sales."

         184. The "Other Property Sales" refers to the K-mart Portfolio.

The Consideration Being Received Is Inadequate

         185. The Pilevsky Group is paying inadequate consideration for the assets which they are purchasing.

         186. The Pilevsky Group is purportedly paying $120,000,000 for Hialeah, based upon an "appraisal" performed by Petra.

         187. Hialeah is worth substantially more than the value Petra placed upon it.

         188. In valuing Hialeah, Petra failed to consider the income and cash flow from a number of re-leasing agreements, which would have resulted in a significantly higher valuation for Hialeah including: (1) the re-letting of 17,800 square feet of prime space formerly occupied by Michael's Store in Philips Plaza; (2) the expansion of Publix Supermarket in the Mall on the

Mile; (3) the re-letting of Mervyn's in the Mall on the Mile; and (4) the upside income potential from other re-leasing opportunities available in the vacant space in Hialeah.

         189. In valuing Hialeah through a discounted cash flow analysis, Petra further failed to take into account the value of at least $12,000,000 of non-incoming producing property and vacant space, including the following:

         (1)       Washington Mutual Bank site;
         (2)       A 4,000 future development site;
         (3)       An available restaurant site;
         (4)       An available site of 22,000 square feet;
         (5)       A Vitamin Shop;
         (6)       A Publix Supermarket;
         (7)       An available site of 5,800 square feet;
         (8)       Buildings 500 and 504--second floor; and
         (9)       Nextel--new lease.

         190. With respect to the Lake Worth Property, no analysis was done to determine its worth.

         191. The April 13, 2000 presentation by Houlihan to the Board demonstrates that the Lake Worth Property was valued at cost less debt, without taking into account any increase in value which may have occurred from improvements made to the property or the potential value of leases once the property was rented at market rents.

         192. The value of Third Avenue was artificially depressed through the use of questionable assumptions, including exceptionally high discount rates, financing and building costs, which are unsupportable and based solely upon managements' estimates, and the failure to consider the value of the cash flow which is and will continue to be generated from the operation of commercial space through the course of the redevelopment project.

         193. The ability of Third Avenue to continue to operate through the redevelopment project without a material cash drain, which in turn, reduces the risk of holding it for future development, is a substantially valuable characteristic of the property which was given no value.

         194. The costs of carrying Third Avenue through its redevelopment is offset by the income generated by the valuable retail space and existing apartment rentals which, in 1999 for instance, generated income of $1,168,112 and cash flow after servicing debt of almost $400,000.

         195. Based upon comparable redevelopment sites and bankruptcy filings in New York City, Third Avenue may be properly appraised at between $25,000,000 to $60,000,000.

The Misleading "Fairness Opinion"

         196. Houlihan was engaged to opine as to: i) the fairness, from a financial point of view, to the Company of the Pilevsky Group Segment; and ii) the fairness, from a financial point of view, to the public stockholders and the Unitholders, of the consideration to be received by them in connection with the Liquidation.

         197. Neither Houlihan nor any other investment advisor was engaged to opine solely on behalf of the public stockholders as to the fairness of the Liquidation, and thus neither the special committee nor the Board ever determined that the Liquidation was fair to Class members.

         198. The Proxy contains Houlihan's "fairness opinion," which is significantly flawed and thus, is false and misleading.

         199. On April 13, 2000, Houlihan presented to the entire board of directors of Philips (including Pilevsky) the results of its analyses and conclusions, which contains the support for its fairness opinion.

         200. In opining upon the value of the Liquidation to Philips' shareholders and Unitholders, Houlihan used a range of values for Hialeah of $104,000,000 to $116,000,000.

         201. Based upon that range of values, Houlihan opined that the Pilevsky Group Segment of the Liquidation was fair to the Company in that the value of the Unitholders' holdings which they are purportedly relinquishing in the Liquidation is more than the net equity being transferred to them.

         202. If Houlihan had valued the Hialeah Properties at $120,000,000, the purported appraised value of Hialeah according to Petra, or had relied upon a third party appraisal of the property, the Pilevsky Group Segment would not have been fair and would demonstrate that the Pilevsky Group is receiving substantially more consideration for its Units, than Class members are receiving for their shares.

         203. With respect to the Lake Worth Property, Houlihan assessed its value by merely using the cost basis of the property, without considering whether the property had increased in value over the two years that Philips held it.

         204. In determining the value of the Third Avenue Property, Houlihan again failed to obtain an appraisal or to look at market comparables, which is necessary in order to properly value a development property in New York City.

         205. Rather, Houlihan purportedly used the cost of the property and determined the residual value of the property through a questionable discounted net present value analysis.

         206. As a result, Houlihan determined that the value of the Third Avenue Property declined during its holding period and that the property was worth less than its cost--an absurd result.

         207. This determination was made notwithstanding the substantial appreciation that has occurred in all New York area real estate throughout Third Avenue's holding period.

         208. Houlihan justified its analysis by significantly overstating certain of the risks attendant to Third Avenue's redevelopment.

         209. For instance, Houlihan focused upon the uncertainty and timing of buying out the eight remaining tenants living on the Third Avenue Property.

         210. In assessing and valuing this risk, however, Houlihan failed to consider that the retail income alone is sufficient to carry all costs associated with the property including existing debt service.

         211. Houlihan valued the K-mart Portfolio from as low as $29,200,000 to $33,500,000 million.

         212. Houlihan's fairness valuation gave no consideration to what would happen if one or more K-Mart Properties did not sell or the time it would take to sell all of the properties.

         213. At the time Houlihan rendered its "fairness opinion," there was no final dollar amount per share attributable to the expected proceeds from the Plan of Liquidation and thus, the entire opinion is hypothetical and speculative.

         214. Marjorie Bowen ("Bowen") admitted that the consideration to be paid to Philips' stockholders could not be known as of the issuance of the "fairness opinion" because "we [still] don't truly know" the value of the K-Marts.

         215. Bowen testified, "[u]ltimately this transaction is going to be continuously adjusted upon the outcome of the K-Mart sales", and "we still don't know what will be final."

         216. The above facts make the Houlihan fairness opinion speculative, unreliable and misleading.

The False and Misleading Proxy

         217. The Proxy was materially misleading or omitted to state material facts as follows:

Omissions

         218. The Pilevskys' and the Unitholders' tax needs pervaded both the process leading to the Liquidation and the terms and structure of the Liquidation, and presented a conflict of interest which was not adequately addressed during the process leading to the Liquidation.

         219. As a result of these conflicts, alternatives, including potential cash purchasers who would have offered more for the Properties, were not contacted and/or adequately pursued.

         220. The price being paid by the Pilevsky Group in the Pilevsky Group Segment is inadequate and unfair.

         221. Prudential had engaged in an extensive debt restructuring for Pilevsky which had been completed in mid-2000, and had a direct financial interest in the Liquidation because monies from the Liquidation were going to be used to pay off the Prudential line of credit, and thus, Prudential had a conflict which disabled it from playing any role in either the shopping of Philips or the structuring of the Liquidation.

         222. Defendants rejected bids made by third parties because they offered shareholders less than net asset value, however, the Liquidation will yield shareholders less than net asset value.

         223. The public shareholders will receive less consideration than the Unitholders, and may receive less than $18.25 per share.

Misstatements

         224. The shareholders' interests were adequately protected by the creation of a special committee, when:

         (a) the special committee met only twice;

         (b) the special committee never retained an independent legal advisor and the only legal advisor associated with the Liquidation was Pryor Cashman, Pilevsky's counsel;

         (c) the special committee never played any role in negotiating the terms of the Pilevsky Group Segment of the Liquidation, particularly in the determination of the price of Hialeah, and therefore could not have adequately protected the interests of Class members;

         (d) the members of the special committee were all hand chosen by Pilevsky, maintain current personal or business dealings with him, and were not independent of Pilevsky;

         (e) Petra, who admittedly had a conflict of interest because he had a direct pecuniary interest in the Liquidation (including the forgiveness of a $1,000,000 loan from the Company), participated in one of the two meetings held by the special committee; and

         (f) Houlihan made its presentation regarding the fairness of the Pilevsky Group Segment of the Liquidation and the Liquidation as a whole, at a meeting attended by the entire Board, including Pilevsky, thereby chilling Houlihan's ability to independently opine upon the fairness if either the Pilevsky Group Segment or the Liquidation as a whole.

         225. The shareholders' interests were adequately protected by the engagement of Houlihan, when in fact:

         (a) Houlihan was never asked to opine upon the fairness of the Liquidation solely on behalf of the shareholders;

         (b) Houlihan opined upon the fairness of the Liquidation and the Pilevsky Group Segment without knowing how much consideration each shareholder would receive or when distributions will be made; and

         (c) the Houlihan "fairness opinion" was based upon hypothetical numbers instead of the true value of the properties involving the Pilevsky Group Segment.

         226. The Board recommended that Class members vote for the Liquidation and the purpose of the Liquidation was to provide shareholders with maximum value for their shares and with certainty of consideration, when:

         (a) during their examinations, Bowen, Pilevsky or Petra were unable to confirm that shareholders would receive the represented $18.25 per share;

         (b) the $18.25 per share price is dependent upon a number of contingencies including: (1) the expenses of the Liquidation which will be paid by the shareholders; (2) the price which Philips obtains for the K-mart Portfolio; (3) the time value of money; and (4) the number of quarters for which quarterly distributions will be suspended;

         (c) there is a significant possibility that the shareholders may receive less than the market price of Philips' shares; and

         (d) at least a portion of the $18.25 per share price which purportedly will be paid to shareholders includes the distributions which are being withheld but would otherwise be payable to shareholders.

                                   COUNT I

                 (On Behalf of the Class, Under Section 14(a) of the Exchange Act against Philips and the Director Defendants)

         227. Plaintiff repeats and realleges all of the previous allegations.

         228. The Proxy contains untrue statements of material fact and/or omits to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, as set forth at paragraphs 217 through 226.

         229. The Company and the Director Defendants negligently failed to discover and/or disclose these facts in the Proxy, and thus, the Proxy contains untrue statements of material fact or omits to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

         230. The Company and the Director Defendants have violated Section 14(a), and the rules and regulations promulgated thereunder.

         231. The Company and the Director Defendants caused Class members damages in an amount to be determined at trial.


                                   COUNT II

                 (On Behalf of the Class, Under Section 20(a)
             Of The Exchange Act against the Director Defendants)

         232. Plaintiff repeats and realleges all of the previous allegations.

         233. The Director Defendants acted as controlling persons of the Company within the meaning of ss.20 of the Exchange Act.

         234. The Director Defendants, and in particular Pilevsky and Levine, had the power and authority to direct the action of the Philips and to cause Philips to disseminate a false and misleading Proxy. By virtue of their positions, the Director Defendants had the power and authority to direct the actions of Philips and to cause Philips to engage in the wrongful conduct complained of herein with respect to the Proxy.

         235. By reason of such wrongful conduct, the Director Defendants are liable pursuant to ss. 20(a) of the Exchange Act.

         236. As a direct and proximate result of the Director Defendants' wrongful conduct, plaintiff and the other members of the Class suffered damages in an amount to be determined at trial.


                                  COUNT III

            (On behalf of the Class for Breach of Fiduciary Duties
                       Against the Director Defendants)

         237. Plaintiff repeats and realleges all of the previous allegations.

         238. The Director Defendants' actions constituted a breach of their fiduciary duties to Class members under applicable Maryland Law, including Md. Code Ann. ss. 2-405.1 (2000), as they failed to act in good faith, in a manner which they reasonably believed to be in the best interests of the Company and Class members, and with the requisite degree of care.

         239. In the performances of their duties, the Director Defendants did not reasonably rely upon either an officer or director of the Company, a lawyer or other person, or a board committee which would have been reliable and not infected with a disabling conflict of interest.

         240. By virtue of their acts, Class members have suffered damages in an amount to be determined at trial.

         241. WHEREFORE, plaintiff, individually and as a representative of the Class, prays for judgment for itself and the Class as follows:

         (a) That the Court decree that the action be properly maintained on behalf of a nationwide Class, that plaintiff be appointed as lead plaintiff and that the undersigned counsel be appointed as lead plaintiffs' counsel;

         (b) That the Court award plaintiff and Class members damages, in a sum to be determined at trial including punitive damages;

         (c) That the Court award plaintiff and the Class attorneys' fees and costs to be paid by defendants; and

         (d) That the Court award such other and further relief as the Court may deem just and proper.


Dated: January 9, 2001

                                       GOODKIND LABATON RUDOFF
                                          SUCHAROW LLP


                                       By:  /s/ Lynda J. Grant
                                          -------------------------------
                                          Lynda J. Grant (LJG-4784)
                                          Stacey Fishbein (admission pending)
                                          100 Park Avenue
                                          New York, NY 10017
                                          (212) 907-0700 (tel)
                                          (212) 818-0477 (fax)
                                          Attorneys for Plaintiff and the Class


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